Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday May 25, 2004

Source: Photonic Products Group, Inc.

PHOTONIC PRODUCTS GROUP, INC.

RESTRUCTURES DEBT

NORTHVALE, NJ, May 25 – Photonic Products Group, Inc. (OTC Bulletin Board: PHPG) reported it has renegotiated the term of its $1,700,000 senior Secured Note Payable with the holder of the note. The term of the note has been extended by eighteen months to July, 2006.  All other terms of the note, including its favorable interest rate of 6%, accrued annually, remain unchanged. The Note is secured by the assets of the Company.  The holder of the Note is a related party to a major shareholder of the Company.  As consideration, 200,000 warrants were issued at a conversion price of $1.08 per share related.

Dan Lehrfeld, President and CEO of INRAD commented, “With this term extension, our capital deployment can remain focused on growth.”

Photonic Products Group, Inc. develops, manufactures, and markets products and services for use in diverse Photonics industry sectors via its expanding portfolio of business units. Its INRAD business unit specializes in crystal-based optical components, devices and instruments. Its Laser Optics business unit specializes in precision custom optical components, assemblies, and optical coatings. Its customers include leading corporations in the Defense and Aerospace, Laser Systems, and Process Control and Metrology Equipment sectors of the Photonics Industry, as well as the U.S. Government.  Its products are also used extensively by researchers at National Laboratories and Universities world-wide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as “believes”,  “expects”, “will”, “plan”, or similar words.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company’s products or the products of its customers, future actions by competitors, inability to implement its growth strategy, inability to close acquisitions, inability to realize synergies from its acquisitions, inability to raise capital, and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. The forward looking statements made in this news release are made as of the date hereof and Photonic Products Group, Inc. does not assume any obligation to update publicly any forward looking statement.